UNITED STATES
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PHH CORPORATION
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PHH Corporation
PHH Corporation Announces the Closing of $1.0 Billion of TALF-Eligible
Asset Backed Notes Issued by Chesapeake Funding LLC
Mt. Laurel, NJ — June 9, 2009 — PHH Corporation (NYSE:PHH) (“PHH” or the “Company”) today announced the successful closing by its indirect wholly-owned subsidiary, Chesapeake Funding LLC (“Chesapeake”), of the issuance and sale of $1.0 billion in aggregate principal amount of its Series 2009-1 Floating Rate Asset Backed Notes (“Series 2009-1 Notes”). The Series 2009-1 Notes were rated AAA/Aaa by Standard & Poor’s Rating Services and Moody’s Investor Services respectively and qualified as “eligible collateral” under and as defined in the Term Asset-Backed Securities Loan Facility, or “TALF,” established by the Federal Reserve Bank of New York.
The net proceeds from the issuance and sale of the notes will be used to repay a portion of Chesapeake’s Series 2006-1 Floating Rate Asset Backed Variable Funding Investor Notes, with the remaining proceeds expected to be used to fund the acquisition of vehicles to be leased to customers of PHH Vehicle Management Services, LLC (“PHH Arval”), the Company’s fleet management business. Commenting on the successful closing of the Chesapeake transaction, George J. Kilroy, President and Chief Executive Officer of PHH Arval, stated: “PHH is committed to providing a lease product to our fleet management clients that is consistent with our outstanding client service and award winning technology and innovation. Our ability to close the first TALF eligible securities issuance backed by commercial fleet lease assets in the market demonstrates PHH Arval’s commitment to being a leading provider of financing solutions in the commercial fleet industry.”
The Series 2009-1 Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption from such registration. The Series 2009-1 Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Series 2009-1 Notes, nor shall it constitute an offer, solicitation or sale of the Series 2009-1 Notes in any state in which such offer, solicitation or sale would be unlawful.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries, please visit our website at www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2009
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements include the statements regarding (i) our intention regarding the use of net proceeds of the offering, (ii) our belief that both TALF and the Canadian Secured Credit Facility programs will be successful in creating greater demand and stability in the U.S. and Canadian asset backed commercial paper markets, and (iii) our expectation for Chesapeake to issue additional TALF eligible securities during the second half of 2009.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
Important Additional Information
PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.
PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.
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Contact Information:
Investors:
Nancy R. Kyle
856-917-4268